Exhibit 99.2

Echo Therapeutics Announces Reverse Split of Common Stock

Shares of Common Stock Will Begin Trading on a Split-Adjusted Basis on June 7, 2013

Philadelphia, PA – June 6, 2013 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a company developing its needle-free Symphony® CGM System as a non-invasive, wireless continuous glucose monitoring system, today announced that a 1-for-10 reverse split of the Company’s issued and outstanding common stock will be effective prior to the market opening on Friday, June 7, 2013.  Beginning with the opening of trading on June 7, 2013, the Company’s common stock will trade on the NASDAQ Capital Market on a split-adjusted basis.  As of that date, the Company’s common stock will temporarily trade under the symbol ECTED for 20 business days, at which time the symbol will revert to ECTE.

 “After careful analysis, the decision to effect this reverse split was made with the intent of improving the Company’s capital structure, increasing our per share market price, and making the Company’s stock more attractive to a broader group of investors,” stated Patrick T. Mooney, M.D., Chairman and CEO of Echo Therapeutics.  “In addition, this recapitalization should allow us to maintain our Nasdaq listing, which we expect will provide continued liquidity and improved confidence as we continue to advance Symphony towards commercialization.”

Each stockholder’s percentage ownership interest in the Company and proportional voting power remains unchanged after the reverse stock split.  In addition, the rights and privileges of the holders of the Company’s common stock are unaffected by the reverse stock split.  This reverse stock split will be effected pursuant to an Amendment to the Company’s Certificate of Incorporation to be filed with the State of Delaware.  As previously disclosed, Echo’s stockholders approved a proposal authorizing the Board of Directors, in its discretion, to effect this reverse split of Echo’s outstanding common stock at the Annual Meeting of Stockholders held on May 22, 2013.  The Board of Directors has determined to fix the ratio for the reverse stock split at 1-for-10.

At the effective time of the reverse split, every ten shares of the Company’s issued and outstanding common stock will automatically be converted into one issued and outstanding share of common stock, without any change in the par value per share.  All fractional shares will be rounded up to the next nearest whole share. The number of shares of the Company’s common stock issued and outstanding will be reduced from approximately 60.5 million shares pre-split to approximately 6.1 million shares post-split.

It is not necessary for stockholders of the Company to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless continuous glucose monitoring system.  Our target is patients who could benefit from glucose monitoring in the hospital setting, including critical care.  Significant opportunity also exists for patients with diabetes to use Symphony in the outpatient setting.  Echo is also developing its needle-free skin preparation component of Symphony, the Prelude® SkinPrep System, as a platform technology to enhance drug delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements including, without limitation, the statements regarding our continued listing on Nasdaq and continued liquidity and improved confidence, that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's ongoing studies, including the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, the ability to meeting Nasdaq’s continuing listing standards, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

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